Vanguard Letter of Interest to Solar America Initiative (SAI) PV Technology
Pre-Incubator
Solicitation for Letters of Interest (LOI) No. REU-9-99010
March 2009

Article referenced as support for the following sections:

Page 7: Third Full Paragraph on Production Costs

Letter of Interest (LOI)

“Solar America Initiative (SAI) PV Technology
Pre-Incubator”

In support of:

National Renewable Energy Laboratory
Solicitation for Letters of Interest (LOI)
No. REU-9-99010

Submitted by:

Vanguard Solar, Inc.

365 Boston Post Road #303	Principal Investigator:
Sudbury, MA 01776-3003	Dr. Dennis J. Flood
Tel: 508.361.1463	Executive Vice President, Chief Technology
Fax: 978.443.9983	Officer, Co-Founder
Principal email:	Tel: 440.774.2551
jpalmer@vanguardsolar.com	djflood@vanguardsolar.com

A novel nanostructured II/VI semiconductor-based thin-film photovoltaic cell produced by Chemical Bath Deposition process at room temperature and having crystalline Si-like efficiency with one-tenth the production costs and one-twentieth the capital costs of high-efficiency solar cells.

This LOI includes data that shall not be disclosed outside the government or NREL and shall not be used or disclosed – in whole or in part – for any purpose other than to evaluate this LOI. If, however, a subcontract is awarded to this Responder as a result of – or in connection with – the submission of this data, the government or NREL shall have the right to use or disclose the data to the extent provided in the resulting subcontract. This restriction does not limit the government or NREL’s right to use information contained in this data if obtained from another source without restriction. The data subject to this restriction are contained on pages 2-11, 13-14 and 16 of this LOI.

Statement of Work

I. BACKGROUND

Vanguard Solar is developing a paradigm-shifting technology for the production of high efficiency thin film solar cells at manufacturing costs far below anything achieved by the industry to-date. The cost reduction comes from both the Company’s technology and from its manufacturing plan.

Vanguard Solar’s patented and proprietary technology enables the growth of polycrystalline II-VI semiconductor compounds from Chemical Bath Deposition (CBD) at room temperature and pressure. Figures I.a-d demonstrate the Company’s breakthrough technology. Figure I.a shows a “forest” of CNTs coated with a film of CdSe grown using the Company’s patented process1. Figure I.b shows a close-up of the sidewall of the forest revealing the conformal, crystalline nature of the film. Figure I.c shows the absorbance of the film in I.b and yields the textbook value of 1.74eV for hexagonal CdSe2. Figure I.1.d shows a cross section of a solid CdSe layer that has been grown from a mat of CNTs.

Figure I.a. CdSe crystalline film on CNTs.

Figure I.b. Magnified view of sidewall of CdSe coated CNTs.

Figure I.c. Absorbance of film in I.1.b.

Figure I.d. Cross section of solid CdSe film on CNTs

The Company can grow the semiconductor films on a wide variety of both rigid and highly flexible substrates and has the ability to simultaneously optimize performance and cost. The substrates of choice will be those that are compatible with standard roll-to-roll (RTR) film coating production lines now found worldwide with excess capacity - casualties of the growth of digital photography and its displacement of photographic film. Vanguard Solar’s manufacturing strategy is to develop the (CBD) equipment needed for absorber layer and window layer growth and insert it in existing industrial film coating production lines as part of a toll-manufacturing contract. The Company has already held discussions with several film coating manufacturers and has assurance that seamless integration of its equipment into such production lines is indeed

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possible and in fact represents how RTR companies currently operate in the toll manufacturing mode we propose to use. Figure I.e shows the basic components of a typical commercial film coating manufacturing line with Vanguard Solar’s deposition equipment inserted at the appropriate locations.

Figure I.e. Vanguard Solar proposed toll manufacturing process. Company equipment indicated by arrows; all other equipment & facilities are pre-existing

Engineering studies demonstrate the cost of the deposition equipment needed to sustain a manufacturing rate of 1 million square meters per year per film coating line (100-150MW/yr output) at between $5M and $7M3. This is about one-twentieth the capital expense of setting up an equivalent silicon solar cell production line4.

Materials for the absorber and CNT mesh are similarly inexpensive; per square meter costs are estimated to be: Cadmium <$0.01; Selenium $0.16; CNTs $0.055. The costs are based on growing a one micron thick CdSe layer on and embedding a 0.5 micron thick CNT mesh with about 80% open area.

Further, the Company anticipates lower energy costs, reduced equipment costs and faster throughput for module fabrication because of its one-piece, pre-monolithically integrated and encapsulated cell array. It will avoid expensive wafer pick`n place robotics, cell stringing/connecting and separate encapsulent steps

The combination of low semiconductor and module fabrication cost, low operating cost and reduced capital expense will enable the Company to accomplish module production at a fraction of today’s cost/watt compared not only to silicon modules but also especially compared to any of the currently available thin film modules (including recent First Solar cost projections). Vanguard Solar believes its technology can achieve module energy costs of $0.50-0.60/WattP.

Vanguard Solar both jointly owns and has exclusive rights to the patent awarded to Rice University for nucleating and growing semiconductor thin films on the surfaces of carbon nanotubes (CNTs) and other fullerenes. The CNTs are used not only as templates to initiate the growth of crystalline films on their surfaces, they also serve as an interlaced support from which the film growth fronts move outward from each nanotube until they ultimately merge to form a solid film; see Figure I.f.

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Same-cnt SEM sequence
demonstrates ion-by-ion CBD
deposition of CdSe in a manner similar
to ALD, CVD or MBE.

Figure I.f. Sequential hexagonal CdSe crystal growth

Once formed, the solid film continues to add thickness until it reaches a desired value. The film fully encapsulates the embedded nanotube mesh (see again Figure I.d.) and becomes the absorber layer for the cell. (See Figure I.g. for a simple depiction of the film and CNT mesh.) A suitable window layer is then added in a straightforward CBD process to form a heterojunction.

Figure I.g.

The Company has chosen cadmium selenide for the absorber layer and has investigated several potential window layer materials. CdSe is a CBD-grown n-type, direct bandgap material. At present the cell design uses a CuSe window layer (also a CBD-grown p-type) direct bandgap material with a bandgap of 2.66eV6.

The choice to use CdSe is driven by two factors: the nature of the chemistry in the CBD process (based on proprietary information the Company has developed) and the predicted maximum efficiency in the terrestrial solar spectrum for a 1.74eV bandgap absorber. While not at the peak of the plot of efficiency vs. wavelength, calculations show such material to be capable of efficiencies in the mid to upper 20% range7. Vanguard Solar has estimated that AM1.5 conversion efficiencies in the range from 14% to 16% are achievable. Given that open circuit voltage can reasonably be expected to reach 60% of the bandgap value, a 1.74eV bandgap implies about 1V open circuit voltage.

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Given also that high bandgap semiconductors typically have high fill factors, we assumed 80% as our goal for device performance. Photocurrent densities in the range 18ma/cm2 to 20ma/cm2 have been measured on our samples in both the “forest” and mat configuration. An efficiency exceeding 20% appears possible with a second generation product enhancement that is not part of the current effort.

Thin films performing in the efficiency range cited with the manufacturing costs we have identified directly address two of the key TIOs for terrestrial thin film photovoltaic solar energy conversion systems: module efficiency and cost, with a major emphasis on cost. The KPP’s we expect to achieve by the end of a full pilot line demonstration of our technology are 1) an LCOE equal to or less than that produced on average by conventional energy sources in the U.S.; 2) the ability to maintain an annual manufacturing capacity per line of at least 100MW per year; and 3) direct manufacturing costs in the range of $40 to $60 per square meter of finished solar blanket material. The solar blanket is defined to be a flexible, fully encapsulated, module sized sheet of monolithically interconnected cells with specified current and voltage outputs ready for array wiring and inverter hookup.

The KPPs for the current project are to demonstrate window layer and absorber films that will produce the open circuit voltages, short circuit densities and fill factors necessary to achieve device efficiencies in the range cited: Voc = 1.0V; Jsc = 18-20 ma/sq.cm; and FF=0.8 or better. The related critical TIO is a prototype cell that achieves at least 80% of our targeted commercial cell efficiency of 16% under standard terrestrial test conditions.

The Company expects that its first generation product will consist of its solar blanket mounted in a hermetically sealed aluminum frame with glass cover analogous to a standard silicon cell module. Water ingress-resistant, flexible, transparent (for the top) encapsulating materials are not presently available; once such materials are available we will augment the rigid frame module with a fully flexible, field-deployable product. During the course of this project the Company will quantify the cost savings resulting from replacing the cell pick and place, tabbing, interconnecting and encapsulating operations and associated equipment used for module manufacturing. These are expected to be significant and will enhance the cost savings already realized by the lower cost thin film cell blanket. The combination of all these cost reductions ensures that the Company can meet and ultimately exceed the LCOE KPP cited above.

The Company’s first generation technology will also enable balance-of-system cost reductions. Such system costs are driven by module price but also by piece part count, installation labor and materials and by the cost of land (or surface area) for large grid-connected arrays. Unlike current thin film modules available in the market today Vanguard Solar’s product, with its silicon-like efficiencies, will not eat into the savings derived from lower module costs by requiring the purchase of more modules to reach the same energy output as a standard silicon solar array.

Efficiencies in the range 4% to 5% have been measured on prototype small area devices. These measurements serve to validate the Company’s basic concept that room temperature growth of electronic quality semiconducting films on CNTs is possible with a chemical bath deposition process.

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II. OBJECTIVES

Vanguard Solar to date has demonstrated:

1.

Nucleation and growth of hexagonal phase CdSe from CNTs in a room temperature, ambient pressure, aqueous, chemical bath deposition (CBD) process on 0.25 sq.cm areas of multiwall CNTs in forest-like arrays.

2.	CdSe growth scaled up to 10sq.cm area bucky papers.

3.	Growth of absorber layer/window layer combinations on 10sq.cm bucky paper substrates.

4.	CdSe layer growth scaled up to 130 sq.cm bucky paper substrates.

5.	Small area efficiencies up to 5%.

This project has the following objective:

To move key elements of the Company’s technology from its current proof-of-concept stage to fabrication of multiple numbers of prototype cells with performances approaching that required for commercial production devices. We are specifically targeting efficiencies greater than or equal to 12%, representing 80% of our projected commercial cell efficiency and more than double our current performance level.

While the Company believes it has paradigm-changing technology that will result in polysilicon/silicon-like module efficiencies at costs low enough to meet or exceed SAI LCOE targets, there are several developments that must be completed to achieve that goal. The project will address the following TIOs that lie on the critical path:

1.	Absorber efficiency

2.	Cell efficiency and cost

3.	Module cost

The KPPs that measure progress toward each of the above TIOs are the following:

1.	Large area CdSe films on nanostructured back contacts on flexible substrates and window layer films with electronic properties that demonstrate the ability to achieve the following KPPs:

	a.	1.0V open circuit voltage

	b.	18-20 mamps/sq.cm short circuit current densities

	c.	0.80 fill factor

2.

Predicted module costs based on achieved measured cell performance values and validated computer models for manufacturing cost analysis that enable PV systems using this technology to equal or exceed currently cited LCOE values.

III. SCOPE OF WORK

The scope of work for the project has been broken down into five (5) task sets. Key resources, including Lower-tier subcontractors, responsible for each task are identified.

Task 1: Nanostructured Back Contact Development (Vanguard Solar – Dr. Dennis Flood/Lockheed Martin Nanosystems – Dr. Andrew Guzelian)

Objective: Develop flexible substrate with nanostructured back contact suitable for use in presently existing commercial roll-to-roll film processing pilot line.

TIO addressed: Cell and module efficiency

Subtask 1.1:

Determine requirements for, screen, characterize and select CNTs for use in nanostructured back contact and for nucleation of CdSe film growth using Vanguard Solar’s patented CBD process.

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Subtask 1.2:

Determine requirements for, screen, characterize and select conductive substrate suitable for deposition of CNT mat to form nanostructured solar cell back contact. Subtask 1.3:

Demonstrate a fully assembled, flexible conductive substrate with CNT mat suitable for use in CBD RTR processing.

R&D procedures for Task 1:

• Establish criteria for electrical, electronic and mechanical properties of the back contact/substrate material.

• Examine electrical and mechanical properties of potential conductive substrates.

• Investigate multiple methods for CNT mesh formation, including spray on, roll on, printing and use of a preformed mesh.

• Select CNT mesh/conductive substrate combination(s) that meet criteria.

Risk factor(s) addressed: 1) CNTs adhere well to one another, but poorly to metallic surfaces. Nanostructured back contact must remain intact through subsequent chemical bath immersions; 2) improved thin absorber layer light collection and reduced electron-hole recombination

Task 2: Film Manufacturing Process Development (Vanguard Solar – Dr. Dennis Flood/Chasm Technologies – Dr. John Ferguson)

Objective: Demonstrate simulated RTR deposition of suitable CdSe absorber layer and selected window layer(s) on substrate(s) from Task 1 using Vanguard Solar’s patented CBD process.

TIO addressed: Cell cost.

Subtask 2.1:

Develop, build and test pre-pilot scale hardware to simulate RTR CBD of CdSe nanostructured absorber layer and selected window layers. Incorporate results from Task 3 when available.

Subtask 2.2:

Demonstrate pre-pilot scale RTR CBD process parameters required to achieve optimum absorber layer and window layer performance under standard laboratory AM1.5 solar test conditions.

R&D procedures for Task 2:

Build and test a chemical bath solution tank capable of maintaining constant bath concentrations using minimum solution volume to achieve full CdSe layer thickness desired with minimum dwell time in tank.

Risk factor addressed: Non-uniformity of film growth, slow RTR line speed.

Task 3: Chemical Bath Optimization (Vanguard Solar – Dr. Dennis Flood/Rice University – Dr. Andrew Barron, Post-Doctoral Researcher)

Objective: Develop CBD process parameters for growing absorber layer and window layer films with optimized performance, maximum film growth rates and minimum materials waste.

TIO addressed: Cell efficiency

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Subtask 3.1:

Determine CBD solution components and concentrations required to demonstrate high efficiency devices and highly efficient materials utilization.

Subtask 3.2:

Investigate use of elevated temperatures to accelerate growth rates of absorber and window layers.

Subtask 3.2:

Investigate recovery and recycling of CBD solution components.

R&D procedures for Task 3:

Use static bath setup to explore alternate chemical precursors and effects of deposition temperature on film growth rates; analyze films via SEM, TEM, XPS, XRD, other.

Risk factor(s) addressed: 1) Insufficient line speed to meet annual production goals in a single film coating line; 2) ESH & recycling compliance; 3) materials costs.

Task 4: Module Assembly and Cost Studies (Vanguard Solar – Mr. John Palmer/Spire Corporation – Mr. Michael Nowlan, Mr. Robert Bradford)

Objective: Determine manufacturing steps and related costs required to integrate Vanguard Solar’s flexible thin film blanket into standard aluminum frame/glass cover module assemblies.

TIO addressed: Module costs

Subtask 4.1:

Use existing computer model for manufacturing process flow and cost analysis to assess impact of substituting module-sized Vanguard Solar thin film blanket for pick and place silicon cell panel assembly.

Subtask 4.2:

Assess impact on full system installation costs using Vanguard Solar modified Spire (SpiVS) modules, predict LCOE for grid-tied central utility and commercial rooftop arrays.

R&D procedures for Task 4:

Modify existing computer modeling capability as needed to predict and compare module costs using Vanguard Solar technology

Risk factor addressed: Ability to meet LCOE goals with Vanguard Solar module technology.

Task 5: Device Development and Characterization (Vanguard Solar – Dr. Dennis Flood, Mr. John Palmer/Rice University – Dr. Andrew Barron, Post-Doctoral Researcher)

Objective: Demonstrate prototype cell with efficiencies equal to or greater than 12% (80% of targeted 15% commercial cell efficiency) on nanostructured back contact selected in Task 1.

Subtask 5.1:

Demonstrate separate absorber layers and window layers with desired electrical, optical and electronic properties to achieve desired cell performance.

Subtask 5.2:

Investigate and select potential transparent top contact materials compatible with p-type window layer selected in subtask 5.1

Subtask 5.3:

Fabricate prototype devices incorporating optimized absorber layer, window layer and top contact required to achieve 12% efficiency under standard test conditions at NREL.

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R&D procedures for Task 5: Fully characterize films grown in Task 3 using standard materials science and electronic materials analytical techniques such as SEM, TEM, XPS, standard electronic properties measurements and standard solar cell diagnostic measurements.

Risk factor addressed: Achieving critical cell efficiency TIO by demonstrating KPP of at least 12% efficiency under standard terrestrial measurement conditions.

IV. Deliverables and Project Plan

Funding resources required by task are as follows:

•	Task 1 - $200K

•	Task 2 - $150K

•	Task 3 - $100K

•	Task 4 - $75K

•	Task 5 - $100K

Total funding required - $625K. Team will provide a total of $125K price participation; NREL contract amount requested - $500K.

Task Plan and Milestone Schedule
Month:	1	2	3	4	5	6	7	8	9	10	11	12

Task:
Task 1 Nano-Back Contact	^	…	…	…	…	…	…	…	v
Task 2 Film Mfg. Process	^	…	…	…	…	…	…	…	…	v
Task 3 CBD Optimization	^	…	…	…	…	…	…	…	…	…	…	v
Task 4 Module Assy & Costs				^	…	…	…	…	…	…	…	v
Task 5 Device Fab & Testing							^	…	…	…	…	v
Quarterly Technical			R			R			R
Progress Report (R)
Draft/Final Technical												R
Progress Report (R)
Prototype (P)												P

	Deliverable	Due Date	% of Subcontract Price

*	Hardware Baseline	1st Month	20% of subcontract
*	Task 1 (Sub 1.1 & 1.2)
	Task 2 (Sub 2.1)	6th Month	15% of subcontract
*	Task 1 (Sub 1.3)
Task 2 (Sub 2.2)
	Task 3	9th Month	15% of subcontract
*	Prototype	12th Month	30% of subcontract
**	Quarterly Report	3rd Month	5% of subcontract
**	Quarterly Report	6th Month	5% of subcontract
**	Quarterly Report	9th Month	5% of subcontract
**	Final Report	12th Month	5% of subcontract

_______________
(*	Price allocated to% of work effort associated with this deliverable)
(**	Total of these deliverables must not exceed 20% of the total subcontract price)

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Business Strategy

This ‘Pre-Incubator’ program will enable Vanguard Solar to move its innovative technology forward to a pilot-ready production capability. Through accomplishment of the project’s TIOs, the company will have developed several critical capabilities required for prototype production:

•	Selection/sourcing of optimum carbon nanotube and conductive substrate materials

•	Development of RTR-compatible CBD process

•	Optimum CBD processes for Absorber and Window Layer films

•	Module design and fabrication processes and cost projections

•	Prototype device fabrication and characterization

These capabilities will directly leverage our technology into manufacturing scale-up.

At this stage product develop then moves quickly to pilot production development. The Company intends to incorporate Vanguard Solar’s film production directly into existing industrial-scale roll-to-roll film coating facilities for toll manufacturing. Vanguard Solar is in discussions with Eastman Kodak and other film coating production companies; the Company and Kodak anticipate partnering for subsequent participation in NREL’s ‘Incubator Program’ upon successful completion of this Pre-Incubator project.

Studies conducted to date demonstrate relatively modest equipment requirements for establishing a Vanguard Solar production line within existing contract film-coating companies like Kodak. Substantial film production capacities – on the order of 100-200MW – can be produced from a single line with an equipment investment of between $5-7 million … roughly one-twentieth the cost of a dedicated PV cell plant. And this ‘line capacity’ can be duplicated quickly and cheaply around the world. This is possible because this CBD technology operates at room temperature and pressure and fits into pre-existing roll-production facilities, accelerating the normal two-year factory construction schedule (and $100 million investment) to as little as six-months for Vanguard Solar.

This manufacturing strategy – using existing film production capacity (photographic, printing, packaging, etc.) – enables contracted plants to maintain jobs currently at risk and train ‘old-production’ employees in the new technologies of solar energy and nanotechnology. There are over 200 plants in the US alone where such capacities – and jobs at risk – exist. Retaining these manufacturing jobs while training these employees for the new industries of the future is a major – and unique - benefit of Vanguard Solar’s technology!

Competitive Advantage The Vanguard Solar PV module will provide competitive advantages to the solar energy marketplace in four ways:

Low PV Electricity Costs. The low materials and production costs of Vanguard Solar’s PV film, along with its high efficiency profile, will enable LCOE targets to not only be achieved on an accelerated basis but also to be exceeded. Further, simplified module assembly and lower related equipment and factory investment charges will support total ‘module costs’ for LCOE goals.

Rapid & Large Production Capacity. Our innovative process and using existing very-large-scale facilities can quickly scale up to produce global-scale PV capacities with minimal time and investment compared to all existing technologies. This capability is flexible, can be duplicated quickly across all geographic regions of the world at low investment risk.

Balance of System Costs Reduced. Versus other thin-film modules, Vanguard Solar will reduce Balance of System costs in two ways:

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•

Higher Space Efficiency … fewer Vanguard Solar PV modules are needed for a given installation space and/or for given energy goal … means lower installation costs and lower ‘real estate’ costs per watt;

•	Lower Piece Count … fewer Vanguard Solar modules to interconnect, fewer inverters required, less array yield losses … means lower array maintenance costs for same space or output.

Highly Flexible = Innovative Uses. The low temperature process of this technology enables use of innovative materials (e.g., conductive and transparent polymers) as alternatives to glass, ITO and stainless steel for use in conformally flexible applications. Such novel PV materials – enhanced by Vanguard Solar’s high and stable efficiency (e.g., vs. Konarka) - can open entirely new markets. Discussions are on-going with Lockheed Martin and Honda regarding aeronautic and automotive vehicle applications (Lockheed Martin Nanosystems’ role as a Lower-tier Subcontractor in this project reflects Lockheed Martin’s corporate interests).

Target Markets Vanguard Solar’s innovative thin-film material will support all forms of ‘module’ formatted product specifications. Thus it will target all major PV markets – Residential and Commercial/Industrial Rooftops and Utility Markets. The film is highly stable (unlike OPV systems), it is highly efficiency (unlike most thin-films) and lightweight and durable. It can be fitted into rigid framed modules of all sizes and/or rolled out with existing (and future) TCO materials. Its flexibility, durability and stability also make it ideal for building-integrated (BIPV) applications.

Potential Risks The key risk to this program is scaling up the CBD process – to be addressed by this funding project. Lab scale film quality and performance has been demonstrated, confirming the capabilities of the materials and the concept of Vanguard Solar’s cell design. Large scale chemical bath deposition has been broadly demonstrated in other industries and in huge industrial roll-to-roll processes. We will adapt these techniques to the company’s materials – CNTs, CdSe, etc. – to generate similarly large PV supplies.

Market Interest Numerous potential customers and partners have expressed interest in - and many are now working with - Vanguard Solar to develop its unique photovoltaic product:

•	For testing when prototype available: SunEdison, UPC Solar

•	For module fabrication design: Spire Corporation

•	For space/aeronautical applications: Lockheed Martin

•	For automotive/transportation applications: Honda

•	For pilot and commercial production: Eastman Kodak

Kleiner Perkins (KPCB) - an investor in Vanguard Solar - has numerous energy & utility contacts appraised of Vanguard Solar’s technology who are prepared to work with us as our prototype becomes available (including the energy & ‘cleantech’ sector assistance of Vice President Al Gore and General Colin Powell, who are KPCB Partners).

Environmental Compliance Three factors support the company operating in an environmentally safe manner:

1.	Company films produced by existing permit-holding film manufacturers

2.	Large-scale II/VI materials protocols by NREL and First Solar are known/demonstrated

3.	Process is low-temperature/non-vapor (easy containment) and completely recyclable

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References and Bibliography

1.	US Patent 7,253,014, “Fabrication of light emitting film coated fullerenes and their application for in-vivo light emission.”

2.	“Properties of Wide Bandgap Semiconductors”, R. Bhargava, Ed. INSPEC, London, UK 1997. Absorbance data courtesy of R. Raffaelle, Rochester Institute of Technology.

3.	Chasm Technologies, Inc., Westwood, MA, study November, 2007 and preliminary equipment specification discussions with Infinity Precision, LLC., Chanhassen, Minnesota, February, 2008.

4.	Solar Buzz Website.

5.

US Geological Survey database re: Cadmium and Selenium; ten-year price data and several laboratory and industry chemical supplier communications, October 2007 through November 2008. Re: Carbon Nanotubes, costs based on averaged data from numerous commercial MWNT productions.

6.	Ambade, et al, Applied Surface Science 253 (2006) 2,123-2,126.

7.	Nelson, Jenny, “The Physics of Solar Cells”, Imperial College Press (2003), London, UK, Page 33.

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Resumes

Vanguard Solar (Responder)

Vanguard Solar is a two-year-old startup company commercializing technology developed by its technical founders at Rice University and NASA. Its team has extensive and complimentary experience in both the PV and the related nano-chemistry technologies involved and all individuals have substantial government contract experience – both inside and outside government itself. The company’s technology is now well-positioned for this Pre-Incubator opportunity. Principal project resources:

Dr. Dennis Flood – Co-Founder/EVP/Chief Technology Officer, PhD, Physics, Michigan State U. 33-year career at NASA/Glenn in power systems, 24 years in photovoltaics R&D, 16 years as Branch Chief, Photovoltaic Branch. Extensive management responsibility for both terrestrial and space-based power/solar technology projects. Responsible for NASA worldwide photovoltaic R&D, including establishing the international technical advisory body for the ISO for solar cell measurement and calibration. Over 90 articles/publications in advanced solar cell R&D. Organized/chaired first IEEE World Conference on PV Energy Conversion, chaired WCPEC Int’l. Advisory Committee and serves on several national and international PV-related technical and policy organizations.

Dr. Andrew Barron – Co-Founder/Science Advisor, Endowed Chair, Chemistry, Professor of Materials Science, Rice University. PhD. & D.I.C., Imperial College of Science and Technology, U. of London. Fellow, Royal Society of Chemistry, Scientific Advisor to The Library of Congress. Research interest: development of soft chemical approaches to nanomaterial fabrication. Extensive patents and over 100 publications in field of inorganic chemistry and nanomaterials; recruited to Rice by Dr. Richard Smalley (Nobel Laureate – ‘Buckyballs’). Substantial and ongoing work with ARPA, DOE, EPA, NSF, NASA, and ONR. Founder/Co-founder of five commercial technology companies

John Palmer – Co-Founder, Chief Executive Officer, MBA, Wharton School, University of Pennsylvania. Thirty years technology management, marketing, business development, including 17 years at biotech leader Biogen Idec, last as SVP/GM Immunology Business Unit. Manufacturing and supply chain creation and management and international startup operations in Europe, Asia and Australia.

Lockheed Martin Nanosystems (Lower-tier subcontractor)

Lockheed Martin Nanosystems specializes in electrical and optical applications of nanomaterial coatings and films. It has extensive experience with many US government contracting agencies – as does its parent, Lockheed Martin Corporation – and will aid Vanguard Solar in optimizing the carbon nanotube/conductive substrate ‘ back contact’ film for the Chemical Bath Deposition process. Project resources:

Dr. Andrew Guzelian – Staff Scientist, PhD., Chemistry, U. of California, Berkeley (Dr. Paul Alivisatos), MBA, Babson College. R&D on carbon nanotube materials including nanotube surface chemistry, thin film deposition and electrical and optical properties. Patents & publications in field of chemical coatings/films on nanostructures for electrical and photovoltaic properties. Experience in production of CMOS-grade carbon nanotube solutions and research at Office of Naval Research in optical applications of semiconductor nanocrystals.

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Particular expertise in nanotube surface chemistry, dispersion behavior and thin film deposition. Prior experience working with Vanguard Solar (Responder) technology and scientists.

Chasm Technologies (Lower-tier subcontractor)

Chasm Technologies is a roll-to-roll production engineering design and development company, with extensive background in film/film coating and wet chemistry production systems at large scale. The company – and key individuals involved with Vanguard Solar – have worked on many US government-contracted projects in several fields, including with other PV-related companies, and will assist in developing a scaleable RTR process for the Responder’s novel Chemical Bath Deposition process. Project resources:

Bob Praino – Co-Founder, MS, Chemical Engineering, Worcester Polytechnic Institute, MBA, Boston University. 20 years Polaroid Corporation plus 10 years in related coating, thin film and automated process control technologies. Focus on web handling, fluid interfacial science and process drying. Experience as Plant Manager for $200 million coating manufacturing facility, including design, construction and start-up. Extensive current work in nanomaterial-based films, displays, electronic and optical coatings.

Dr. John Ferguson - Senior Scientist, PhD. Chemistry, Brandeis University. R&D on nanoparticle dispersion and nanotube nucleation kinetics. 30 years Polaroid Corporation, inorganic film deposition, process engineering and tech transfer, manufacturing plant scale-up of numerous roll-to-roll film coating processes. Particular expertise in inorganic crystalline film nucleation processes and production systems and extensive work with carbon nanotube materials.

Spire Corporation (Lower-tier subcontractor)

Spire Corporation is a world leading designer and supplier of PV module equipment and facilities globally and a major competitor in every form of PV technology. The company has extensive and successful experience in contracting with numerous government agencies. Its role with Vanguard Solar will be to assist in the design of module production systems compatible with this innovative technology and to prepare manufacturing plans for subsequent commercial operations. Project resources:

Michael Nowlan – Advanced Technology Manager. B.A., Physics, U. Massachusetts-Boston. Engineering and development supervision for improving photovoltaic module production techniques and design of related automated production lines for module manufacturing. 25 years experience in PV module fabrication. Patents and numerous publications. Responsible for assessment, design and incorporation of all new module-related technologies and production concepts. Extensive experience with modularization of thin film photovoltaics, including use of flexible panel materials, and in cell interconnecting, encapsulation, framing and module testing.

Robert Bradford – PV Module Product and Line Leader. B.S. Industrial Engineering/Operations Research, U. Massachusetts-Amherst, MBA, Northeastern U. Product development project management, including cost modeling, for PV module manufacturing operations for new technologies and fabrication facility design and start-up. Supervisor for engineering and development efforts for automated production lines for crystalline and thin film PV module manufacturing. 25 years engineering/design experience at Spire, Helix Technology and General Electric Company.

Use or disclosure of data contained on this page is subject to the restriction on the title page of this LOI.

List of Contracts

Vanguard Solar has no NREL contract(s) currently and has not been awarded any US Government contracts in the past five years.

Use or disclosure of data contained on this page is subject to the restriction on the title page of this LOI.

Price Summary Sheet

	Description	12-Month Total

A.	Direct Materials ($)	$50K

B.	Direct Labor ($)	$125K

C.	Labor Overhead & Fringe ($)	$25K
	(Specify Rates)	(20%)

D.	Special Testing ($)	$25K

E.	Equipment ($)	$15K

F.	Travel ($)	$30K

G.	Consultant(s) ($)	$20K

H.	Lower-Tier Subcontractor(s) ($)	$290K

I.	Other Direct Costs ($)	$30K

J.	G&A ($)	$15K
	(Specify Rate)	(2%)

K.	TOTAL PRICE ($)	$625K

L.	Responder’s Price Participation	$125K

M.	NREL’s Price Participation	$500K

Use or disclosure of data contained on this page is subject to the restriction on the title page of this LOI.